1407 BROADWAY MEZZ II LLC and SUBSIDIARIES

For The Period January 4, 2007 (date of inception) through December 31, 2007

Report of Independent Registered Public Accounting Firm

Members
1407 Broadway Mezz II LLC

We have audited the accompanying consolidated balance sheet of 1407 Broadway Mezz II LLC and Subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statement of operations, members’ capital and cash flows for the period January 4, 2007 (date of inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1407 Broadway Mezz II LLC and Subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for period January 4, 2007 (date of inception) through December 31 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia, P.C.

March 28, 2008
Edison, New Jersey

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2007

Assets

Real estate, at cost
Building and improvements	$106,394,693
Tenant improvements	12,461,728
118,856,421

Less accumulated depreciation	(7,495,184)
111,361,237

In-place lease intangibles, net of accumulated amortization of $7,159,460	6,891,569
Above-market lease intangibles, net of accumulated amortization of $1,335,085	2,118,107

Total real estate	120,370,913

Cash	1,986,588
Restricted cash escrows	9,471,509
Accounts receivable, net of allowance of $393,382	1,344,327
Accrued straight lined rent	950,788
Deferred costs, net of accumulated amortization of $2,029,572	3,319,757
Prepaid real estate taxes	3,033,932
Prepaid and other assets	827,053

Total assets	$141,304,867

Liabilities and Members' Capital

Mortgage note payable	$110,847,201
Accrued interest payable	431,418
Accounts payable and accrued liabilities	2,725,770
Accrued tenant improvement allowances	987,680
Deferred rental income	456,262
Below-market lease intangibles, net of accumulated amortization of $1,526,150	4,876,419
Tenant security deposits	8,162,813

Total liabilities	128,487,563

Commitments and Contingencies

Members' Capital	12,817,304

Total liabilities and members' capital	$141,304,867

The accompanying notes are an integral part of these consolidated financial statements.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Consolidated Statement of Operations
For the Period January 4, 2007 (date of inception) through December 31, 2007
Revenue
Rental	$36,119,292
Tenant reimbursements	1,328,150

Total revenue	37,447,442

Expenses
Property operations	20,290,118
Real estate taxes	6,411,362
Depreciation	7,495,184
Amortization	8,719,735
Interest, including amortization of deferred financing costs of $469,297	9,490,576

Total expenses	52,406,975

Operating loss	(14,959,533)

Other income	126,985

Net loss	$(14,832,548)

The accompanying notes are an integral part of these consolidated financial statements

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Consolidated Statement of Members' Capital
For the Period January 4, 2007 (date of inception) through December 31, 2007.
			Total
	Lightstone 1407	LVP 1407	Members'
	Manager, LLC	Broadway LLC	Capital
Initial contributions at date of inception on January 4, 2007	$13,511,866	$12,981,989	$26,493,855

Contributions	589,558	566,439	1,155,997

Net loss	(7,564,599)	(7,267,949)	(14,832,548)

Balance, December 31, 2007	$6,536,825	$6,280,479	$12,817,304

The accompanying notes are an integral part of these consolidated financial statements.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Period from January 4, 2007 (date of inception) through December 31, 2007
Cash flows from operating activities
Net loss	$(14,832,548)
Adjustments to reconcile net loss to net cash provided by operating activities
Amortization of above/below-market lease intangibles (included in rental revenue)	(191,065)
Depreciation and amortization	16,214,919
Amortization of deferred financing costs	469,297
Changes in other operating assets and liabilities
Accounts receivable	(1,344,327)
Accrued straight lined rent	(950,788)
Prepaid real estate tax	(3,033,932)
Prepaid and other assets	(827,053)
Accrued interest payable	431,418
Accounts payable and accrued liabilities	2,725,770
Deferred rental income	456,262

Net cash provided by operating activities	(882,047)

Cash flows from investing activities
Expenditures for real estate	(132,489,505)
Increase in restricted cash escrows, primarily security deposits	(9,471,509)
Security deposits	8,162,813
Payment of leasing costs	(251,803)

Net cash used in investing activities	(134,050,004)

Cash flows from financing activities
Payment of fnancing costs	(1,578,414)
Proceeds from mortgage note payable	110,847,201
Contributions from Members	27,649,852

Net cash provided by financing activities	136,918,639

Net increase in cash	1,986,588

Cash at beginning of period	-

Cash at end of period	$1,986,588

Supplemental disclosure of cash flow information
Cash paid for interest	$8,589,861

The accompanying notes are an integral part of these consolidated financial statements.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007

Note 1 -	Formation and Organization of the Company

On January 4, 2007, 1407 Broadway Real Estate LLC (“NY Owner”), an indirect, wholly owned subsidiary of 1407 Broadway Mezz II LLC (“Mezz II”), consummated the acquisition of a sub-leasehold interest in an office building located at 1407 Broadway, New York, New York (the “NY Property”). Mezz II is a joint venture between LVP 1407 Broadway LLC (“LVP LLC”), a wholly owned subsidiary of the operating partnership of Lightstone Value Plus Real Estate Investment Trust, Inc., and Lightstone 1407 Manager LLC (“Manager”), which is wholly-owned by David Lichtenstein, member, and Shifra Lichtenstein, his wife.

The Lightstone Value Plus Real Estate Investment Trust, Inc. is managed by Lightstone Value Plus REIT, LLC (the "Advisor"), an affiliate of the Lightstone Group (the "Sponsor"), under the terms and conditions of an advisory agreement. The Sponsor and Advisor are owned and controlled by David Lichtenstein, the Chairman of the Lightstone Value Plus Real Estate Investment Trust, Inc. board of directors and its Chief Executive Officer.

Mezz II (the “Company”) is a Delaware limited liability company that through NY Owner owns, leases and operates a 42-story office building containing approximately 914,762 square feet located in New York, New York (the “Property”).

Under the terms of the Contribution Agreement, 51.0% of the Company is owned by Lightstone 1407 Manager LLC and 49.0% of the Company is owned by LVP 1407 Broadway LLC (collectively, the “Members”).

The Operating Agreement provides that additional capital contributions, allocations of profit and loss, and distributions to members are generally made in accordance with each member’s percentage interest in the Company.

In accordance with the Operating Agreement, the Company has perpetual existence unless sooner dissolved upon the occurrence of a defined termination event. No member can transfer its interest in any part of the Company without obtaining the prior written consent of the other member.

Note 2 -	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries over which the Company exercises financial and operating control. All inter-company balances and transactions have been eliminated in consolidation.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition, the collectability of tenant accounts receivable and the realizability of deferred tax assets. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Investment in Real Estate

Accounting for Acquisitions

The Company accounts for acquisitions of Properties in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting is applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions are generally capitalized.

Upon the acquisition of real estate operating properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt in accordance with SFAS No. 141, at the date of acquisition, based on evaluation of information and estimates available at that date. Based on these estimates, the Company allocates the initial purchase price to the applicable assets and liabilities. As final information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation. The allocations are finalized within twelve months of the acquisition date.

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the initial non-cancelable lease term.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to this intangible asset is amortized over the remaining lease terms ranging from one month to approximately 10 years. Optional renewal periods are not considered.

The aggregate value of other acquired intangible assets includes tenant relationships. Factors considered by management in assigning a value to these relationships include: assumptions of probability of lease renewals, investment in tenant improvements, leasing commissions and an approximate time lapse in rental income while a new tenant is located. The value assigned to this intangible asset is amortized over the remaining lease terms ranging from one month to approximately 10 years.

Carrying Value of Assets

The amounts to be capitalized as a result of periodic improvements and additions to real estate property, and the periods over which the assets are depreciated or amortized, are determined based on the application of accounting standards that may require estimates as to fair value and the allocation of various costs to the individual assets. Differences in the amount attributed to the assets can be significant based upon the assumptions made in calculating these estimates.

Impairment Evaluation

Management evaluates the recoverability of its investment in real estate assets in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the asset is not assured.

The Company evaluates the long-lived assets, in accordance with SFAS No. 144 on a quarterly basis and will record an impairment charge when there is an indicator of impairment and the undiscounted projected cash flows are less than the carrying amount for a particular property. Management concluded no impairment adjustment was required through December 31, 2007. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on the Company’s plans for the respective assets and the Company’s views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective Properties and comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in the Company’s plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

Real Estate

Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements, which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life.

Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

Asset Description	Life
Building	39 years
Building improvements	10 to 30 years
Tenants improvements	Term of related lease
In-place lease intangibles	Term of related lease
Above/below-market lease intangibles	Term of related lease

Restricted Cash Escrows

Restricted cash consists primarily of tenant security deposits, as well as cash held for real estate taxes and building improvements as required by the loan agreement.

Accounts Receivable and Allowance for Doubtful Accounts

The liquidity and creditworthiness of the tenants are monitored on an ongoing basis. Allowances for doubtful accounts are maintained using the specific identification method for estimated losses resulting from the inability of certain tenants to make payments required by the terms of their respective leases. No general reserve is recorded. If the financial condition of the tenants were to deteriorate, additional allowances may be required.

Deferred Costs

Costs incurred in connection with financings or debt modifications are capitalized as deferred financing costs and are amortized on the straight-line method over the terms of the related loans. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and are amortized on the straight-line method over the terms of the related lease agreements.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

Intangible Assets

In determining the fair value of the identified intangible assets and liabilities of the Property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the remaining lease term.

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand are included. Costs to execute similar leases, including leasing commissions, legal and other related costs, are also estimated. The in-place lease value is amortized over the remaining lease term.

The above-market lease and below-market lease values are amortized as an adjustment to rental income over the remaining lease term while in-place lease values are amortized to expense over the remaining lease term.

Interest Rate Protection Agreement

In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives. The Company requires that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

The Company has a policy of only entering into derivative contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the Company has not sustained a material loss from its derivative instrument nor does it anticipate any material adverse effect on its financial position or earnings in the future from the use of derivatives. The Company’s interest rate cap hedges the future cash flows on the Company’s mortgage note payable and represents a cash flow hedge. If the term of the underlying transaction is modified or the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in earnings each period until the instrument matures, unless the instrument is redesignated as a hedge of another transaction. If a derivative instrument is terminated or the hedging transaction is no longer determined to be effective, amounts held in accumulated other comprehensive loss are reclassified into earnings over the term of the future cash outflows on the related underlying transaction. In the future, if the hedging relationship is not highly effective, then all or a portion of the offsetting gains and losses would be reported in earnings. Over time, the unrealized gains and losses held in accumulated other comprehensive loss will be reclassified into earnings. This reclassification is consistent when the hedged items are also recognized into earnings.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

Rental Revenue

Rental revenue is recorded on the straight-line method over the terms of the related lease agreements. Differences between rental revenue earned and amounts due per the respective lease agreements are credited or charged, as applicable, to accrued straight-lined rent. Rental payments received prior to their recognition as income are classified as deferred rental income.

Lease incentives, which may include cash payments to or on behalf of tenants, the buyout of a prospective tenant’s existing lease or the funding of an improvement that is owned by the tenant are amortized as a reduction to rental revenue on a straight-line basis over the lease term.

Tenant Reimbursements

Estimates are used to record cost reimbursements from tenants for real estate taxes and operating expenses. Revenue is recognized based upon the amounts to be reimbursed from our tenants in the same period these reimbursable expenses are incurred. Differences between estimated recoveries and final amounts billed are recognized in the subsequent year. Leases are not uniform in dealing with such cost reimbursements and variations exist in computations between tenants. Adjustments are also made throughout the year to these receivables and the related cost recovery income based upon the best estimate of the final amounts to be billed and collected. The balance of the estimated accounts receivable for real estate taxes and operating expenses is also analyzed by comparing actual recoveries versus actual expenses.

Income Taxes

The Company is a limited liability company that has elected to be taxed as a partnership for Federal income tax purposes. Accordingly, Federal and state taxable income is reportable on the income tax return of the Members. As a result of the entity being taxed as a partnership, there is no federal or state income tax provision.

Concentration of Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). This standard permits entities to choose to measure many financial instruments and certain other items at fair value and is effective for the first fiscal year beginning after November 15, 2007. The Company does not expect SFAS No. 159 to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement clarifies that market participant assumptions include assumptions about risk, for example, the risk inherent in a particular valuation technique used to measure fair value (such as a pricing model) and/or risk inherent in the inputs to the valuation technique. This Statement clarifies that market participant assumptions also include assumptions about the effect of a restriction on the sale or use of an asset. This Statement also clarifies that a fair value measurement for a liability reflects its nonperformance risk. The statement is effective in the fiscal first quarter of 2008 except for non-financial assets and liabilities recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 157, but does not expect the adoption of SFAS No. 157 will have a material effect on the Company’s consolidated financial statements.

In June 2007, the AICPA issued Statement of Position (“SOP”) 07-1, “Clarification of the Scope of the Audit and Accounting Guide, Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies.” SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide, “Investment Companies” (the “Guide”) and when companies that own or have significant stakes in investment companies should and should not retain, in their financial statements, the specialized industry accounting under the Guide. Management does not anticipate, the application of SOP 07-1 will have a material impact on our consolidated financial statements. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years.

In December 2007, the FASB issued FASB No. 141(R) which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued No. 160, which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. FASB 160 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement is effective for fiscal years beginning on or after December 15, 2008.  The Company is currently assessing the potential impact that the adoption of FASB No. 160 will have on its financial position and results of operations.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

Note 3 -	Acquisition

On January 4, 2007, the Company, through NY Owner, acquired a sub-leasehold interest in a ground lease to an office building located at 1407 Broadway, New York, New York (the “Sublease Interest”). The seller of the Sublease Interest, Gettinger Associates, L.P., is not an affiliate of the Company, its Members or its subsidiaries. The property, a 42 story office building built in 1952, fronts on Broadway, 7th Avenue and 39th Street in midtown Manhattan. The property has approximately 915,000 leasable square feet, and as of the acquisition date, was 87.6% occupied (approximately 300 tenants) and leased by tenants generally engaged in the female apparel business. The ground lease, dated as of January 14, 1954, provides for multiple renewal rights, with the last renewal period expiring on December 31, 2048. The Sublease Interest runs concurrently with this ground lease.

The acquisition price for the Sublease Interest was $122 million, exclusive of acquisition-related costs incurred by the Joint Venture ($3.5 million), pro rated operating expenses paid at closing ($4.1 million), financing-related costs ($1.9 million) and construction, insurance and tax reserves ($1.0 million). The acquisition was funded through a combination of $26.5 million of capital and a $106.0 million advance on a $127.3 million variable rate mortgage loan funded by Lehman Brothers Holding, Inc. As an inducement to Lender to make the loan, Owner has agreed to provide Lender with a 35% net profit interest in the project, which is contingent upon a capital transaction, as defined as any transaction involving the sale, assignment, transfer, liquidation, condemnation or settlement in lieu thereof, disposition, financing, refinancing or any other conversion to cash of all or any portion of the property or equity or membership interests in Borrower, directly, other than the leasing of space for occupancy and/or any other transaction with respect to the Property or the direct or indirect ownership interests in Borrower outside the ordinary course of business.   To date, the lender did not share in any net profits of the project. The lender also has a conversion option, which if upon exercised, would grant the lender a special membership interest in the Joint Venture whereby the lender will receive 35% of all distributions resulting from a capital transaction after the return of the member’s equity investment plus the member’s allowed return’s as specified in the “Net Profits Agreement”.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

The Company plans to continue an ongoing renovation project at the property that consists of lobby, elevator and window redevelopment projects. Additional loan proceeds of up to $16.4 million are available to fund these improvements.

Note 4 -	Intangible Assets

Intangible assets consist of the following at December 31, 2007:
	Carrying	Accumulated	Carrying
Intangible asset category	amount gross	amortization	Amount -net
In-place lease intangibles	$14,051,029	$(7,159,460)	$6,891,569
Above-market lease intangibles	3,453,192	(1,335,085)	2,118,107
Below-market lease intangibles	(6,402,569)	1,526,150	(4,876,419)
	$11,101,652	$(6,968,395)	$4,133,257

Actual amortization for period January 4, 2007 (date of inception) through December 31, 2007 was:

In-place lease intangibles	$7,159,460
Above-market lease intangibles	1,335,085
Below-market lease intangibles	(1,526,150)
$6,968,395

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

Estimated amortization for each of the next five fiscal years is as follows:

	In-place	Above-market	Below-market
Year ending December 31,	lease intangibles	lease intangibles	lease intangibles
2008	$3,673,004	$871,399	$(1,173,213)
2009	1,728,313	581,428	(802,917)
2010	710,810	278,326	(782,827)
2011	320,309	144,355	(593,966)
2012	152,823	77,661	(481,110)

Note 5 -	Deferred Costs

Deferred costs consist of the following at December 31, 2007:

Leasing costs	$3,770,915
Financing fees	1,578,414
Less accumulated amortization	(2,029,572)
$3,319,757

Estimated amortization for each of the next five fiscal years is as follows:

Year ending December 31,	Leasing costs	Financing fees
2008	$1,053,947	$554,558
2009	612,385	554,558
2010	295,881	-
2011	138,244	-
2012	41,266	-
Thereafter	68,918	-
	$2,210,641	$1,109,116

Amortization expense for the period January 4, 2007 through December 31, 2007 was $2,029,572, of which $469,297 related to the financing fees and is included in interest expense on the consolidated statement of operations, and $1,560,275 related to leasing costs which is included in depreciation and amortization on the consolidated statement of operations for the period January 4, 2007 (date of inception) through December 31, 2007.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

Note 6 -	Mortgage Note Payable

On January 4, 2007, the Company obtained a loan in the maximum aggregate principal amount of $127,250,000 secured by a first mortgage encumbering the Property; provided, however, that at closing, the lender shall only disburse to the Company an amount equal to $106,000,000. The loan is collateralized by the Property and is subject to various covenants, including maintaining a cash escrow account for the payment of real estate taxes. The loan bears interest at various LIBOR rates, as defined (5.03% at December 31, 2007), plus 3.00% (the “Applicable Interest Rate”) totaling 8.03% at December 31, 2007, with monthly payments of interest only through maturity on January 9, 2010. The agreement also required the Company to obtain an interest rate cap of LIBOR at 6.5% for the term of the loan. At closing, the Company paid the lender a financing fee of 1.2% of the principal amount of the loan. The loan has two one-year extension options exercisable for a fee of 0.125% of the amount of the respective loan for each extension. In conjunction with the extension options, the Company must also secure an interest rate cap of LIBOR at 6.5%. Due to the fact that interest rates during 2007 were below the 6.5% interest rate cap, the interest rate cap had a zero value.

Upon the Company’s request and upon submission of a capital improvements budget (the “Budget”) to the lender, lender shall advance funds equal to 85% of the line item cost set forth in the Budget and in the aggregate not to exceed $21,250,000 (the “Future Fundings”) for (i) tenant improvements and leasing commissions associated with new leases and (ii) capital improvements at the property approved by the lender. Any disbursements from the Future Fundings shall be added to the outstanding principal balance of the loan and shall bear interest at the Applicable Interest Rate. Interest at the Applicable Interest Rate will be charged on any disbursed portion of the Future Fundings as and when advanced, but interest will not be charged on the undisbursed portion of the Future Fundings. The Future Fundings for the twelve months ended December 31, 2007, totaled $4,847,201, bringing the December 31, 2007 balance of the loan to $110,847,201.

The Company shall pay an administrative fee to the lender in the amount of $20,000 per annum, which is payable quarterly in equal installments on the first day of January, April, July and October of each year. This $20,000 expense for the period January 4, 2007 (date of inception) through December 31, 2007 is included in interest expense in the statement of operations.

Lightstone Holdings, LLC, an affiliate of Lightstone Group LLC (“Lightstone”), has guaranteed the principal amount of the loan.

The above loan agreements include various covenants. As of December 31, 2007, the Company is in compliance with the requirements of all financial covenants.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

For the period January 4, 2007 (date of inception) through December 31, 2007, the Company incurred interest expense totaling $9,021,279, including the adminstrative fee discussed above.

Note 7 -	Related-Party Transactions

Effective January 4, 2007, the Company engaged PGRS 1407 BWAY LLC (the “Advisor”) to provide asset management, development and related advisory services in connection with the management, marketing, leasing, operating and redevelopment of the Property. The Advisor is entitled to receive fees (the “Advisor Fees”) in an amount equal to $500,000 per year for services performed on behalf of the Company. The Advisor Fees shall increase by 3.5% of the prior year’s fees on each anniversary of the date of the agreement.

In addition, in connection with any capital improvements to the Property relating to any redevelopment of the Property, Advisor shall be entitled to a fee (the “Redevelopment Fees”) of 2.5% of all hard and soft costs for capital improvements to the Property.

The Advisor is a subsidiary of Prime Group Realty, L.P. (“PGRLP”), which was acquired by Lightstone on July 1, 2005. As a result, Prime Office Company, LLC, a subsidiary of Lightstone, owned 100.0% of the common shares and 99.1% of the common units in PGRLP.

Amounts incurred for period January 4, 2007 (date of inception) through December 31, 2007, are summarized as follows:

Advisor Fees (1)	$500,000
Redevelopment Fees (2)	$119,225

(1) Included in property operations on the statement of operations.

(2) Included in building and improvements on the balance sheet.

Included in Accounts payable and accrued liabilities on the consolidated balance sheet is a due to affiliate balance in the amount of $922,138. This amount was advanced from Lightstone to reimburse operating expenses, which were paid by Lightstone Group LLC, on behalf of the Company, in December 2007 and subsequently repaid in January 2008.

Note 8 -	Leases

The Company has entered into lease agreements with tenants with lease terms ranging from 1 to 15 years at lease inception. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

The total future minimum rental to be received under such non-cancelable operating leases executed at December 31, 2007, exclusive of tenant reimbursements and contingent rentals, are as follows:

Year ending December 31,
2008	$32,873,887
2009	23,200,550
2010	14,341,492
2011	7,951,001
2012	4,315,454
Thereafter	2,694,521
Total	$85,376,905

Note 9 -	Fair Values of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” and SFAS No. 119, “Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments,” require disclosure of the fair value of certain on- and off-balance-sheet financial instruments for which it is practicable to estimate. Fair value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

The carrying amounts of cash and cash equivalents, restricted cash escrows, accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments. The carrying amount of the Company’s variable rate debt (including accrued interest) approximates fair value. The fair value of the mortgage note payable was determined by discounting the future contractual interest and principal payments by a market rate.

Note 10 -	Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes.

On January 4, 2007, 1407 Broadway Real Estate LLC ("Office Owner"), an indirect, wholly owned subsidiary of the Company, consummated the acquisition of a sub-leasehold interest (the "Sublease Interest") in an office building located at 1407 Broadway, New York, New York (the "Office Property"). The Company is a joint venture between LVP 1407 Broadway LLC ("LVP LLC"), and Lightstone 1407 Manager LLC ("Manager"), which is wholly owned by David Lichtenstein, member, and Shifra Lichtenstein, his wife.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

The Sublease Interest was acquired pursuant to a Sale and Purchase of Leasehold Agreement with Gettinger Associates, L.P. ("Gettinger"). In July 2006, Abraham Kamber Company, as sublessor under the sublease ("Sublessor"), served two notices of default on Gettinger (the "Default Notices"). The first alleged that Gettinger had failed to satisfy its obligations in performing certain renovations and the second asserted numerous defaults relating to Gettinger's purported failure to maintain the Office Property in compliance with its contractual obligations.

In response to the Default Notices, Gettinger commenced legal action and obtained an injunction that extends its time to cure any default, prohibits interference with its leasehold interest and prohibits Sublessor from terminating its sublease pending resolution of the litigation. A motion by Sublessor for partial summary judgment, alleging that certain work on the Office Property required its prior approval, was denied by the Supreme Court, New York County. Subsequently, by agreement of the parties, a stay was entered precluding the termination of the Sublease Interest pending a final decision on Sublessor's claim of defaults under the Sublease Interest. In addition, the parties stipulated to the intervention of Office Owner as a party to the proceedings. The parties have been directed to engage in and complete discovery. We consider the litigation to be without merit.

Prior to consummating the acquisition of the Sublease Interest, Office Owner received a letter from Sublessor indicating that Sublessor would consider such acquisition a default under the original sublease, which prohibits assignments of the Sublease Interest when there is an outstanding default there under. On February 16, 2007, Office Owner received a Notice to Cure from Sublessor stating the transfer of the Sublease Interest occurred in violation of the Sublease given Sublessor's position that Office Seller is in default. Office Owner will commence and vigorously pursue litigation in order to challenge the default, receive an injunction and toll the termination period provided for in the Sublease.

On September 4, 2007, Office Owner commenced a new action against Sublessor alleging a number claims, including the claims that Sublessor has breached the sublease and committed intentional torts against Office Owner by (among other things) issuing multiple groundless default notices, with the aim of prematurely terminating the sublease and depriving Office Owner of its valuable interest in the sublease.  The complaint seeks a declaratory judgment that Office Owner has not defaulted under the sublease, damages for the losses Office Owner has incurred as a result of Sublessor’s wrongful conduct, and an injunction to prevent Sublessor from issuing further default notices without valid grounds or in bad faith.

1407 BROADWAY MEZZ II LLC and SUBSIDIARIES
Notes to the consolidated financial statements
For the period January 4, 2007 (date of inception) through December 31, 2007 (continued)

As of the date hereof, we are not a party to any other material pending legal proceedings.

Operating Leases

The Company, through NY Owner, acquired a sub-leasehold interest in a ground lease on January 4, 2007, (as discussed in Note 3) for annual rent of $7,500,000 through 2030, which provides for multiple renewal rights, with the last renewal period expiring on December 31, 2048. The rent expense under this lease for period January 4, 2007 through December 31, 2007 was approximately $7,500,000, included in property operating expenses on the consolidated statement of operations.

Future minimum rental commitments under noncancelable operating leases, excluding the renewal period, are as follows:
Year ending December 31,
2008	$7,500,000
2009	7,500,000
2010	7,500,000
2011	7,500,000
2012	7,500,000
Thereafter	134,375,000